Exhibit 99.1

ICG ANNOUNCES SPECIAL MEETING OF STOCKHOLDERS

Meeting to Approve Acquisition by Telecom Investment Funds

Columbia Capital and M/C Venture Partners

Englewood, Colo. — September 15, 2004 — ICG Communications, Inc. (OTC-ICGC) announced today that it will hold a special meeting of its stockholders on October 15, 2004 at the Sheraton Denver Tech Center Hotel. The purpose of the meeting is to seek stockholder approval of ICG’s merger with MCCC ICG Holdings LLC, a joint venture between Columbia Capital and M/C Venture Partners, which was announced by ICG on July 19, 2004. Holders of record of ICG’s common stock as of close of business on September 13, 2004 are entitled to vote at the meeting. ICG intends to mail a definitive proxy statement to its shareholders and file it with the Securities Exchange Commission promptly. In addition, consummation of the merger remains subject to regulatory approvals and other conditions.

ICG Communications, Inc., through its subsidiaries, is a business communications company that specializes in converged voice and data services. ICG has a national footprint and metropolitan fiber serving 25 markets. ICG products and services include regulated and unregulated services, such as voice and Internet Protocol solutions, including VoicePipe™, voice services, dedicated Internet access, and private line transport services. ICG provides corporate customers and other carriers with flexible and reliable solutions. For more information about ICG, visit the company’s Web site at www.icgcom.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE SOLICITATION OF PROXIES WILL BE MADE PURSUANT TO A SOLICITATION STATEMENT THAT ICG INTENDS TO FURNISH TO SHAREHOLDERS AND FILE WITH THE SEC PROMPTLY. IF THESE MATERIALS ARE FURNISHED TO SHAREHOLDERS, SHAREHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE MERGER. IN SUCH EVENT, SHAREHOLDERS WILL BE ABLE TO OBTAIN THE PROXY STATEMENT, MERGER AGREEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ICG.

Forward Looking Statement Disclosure: This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are subject to significant risks and uncertainties, which may cause actual results to differ materially. ICG disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise. No assurance can be given that the merger will be concluded as and when anticipated, or at all. If the merger is not concluded, ICG may have no alternative but to consider commencing Chapter 11 bankruptcy proceedings. A Chapter 11 plan of reorganization could result in stockholders of ICG receiving little or no value for their interests. Accordingly, the value of ICG’s stock is highly speculative and ICG urges that appropriate caution be exercised with respect to existing and future investments in such securities.